Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 5, 2023 (the “Amendment Date”), is entered into by and among Better Therapeutics, Inc., a Delaware corporation (together with its Subsidiaries that join this Agreement as “Borrower” from time to time, individually and collectively, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

The Borrower, the Lenders and Agent are parties to a Loan and Security Agreement dated as of August 18, 2021 (as amended, restated or modified from time to time, the “Loan and Security Agreement”). The Borrower has requested that Agent and Lenders agree to certain amendments to the Loan and Security Agreement. Agent and Lenders have agreed to such request, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Loan and Security Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b) Interpretation. The rules of interpretation set forth in Sections 1.3 and 1.4 of the Loan and Security Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Loan and Security Agreement.

(a) The Loan and Security Agreement shall be amended as follows:

(i) Amended and Restated Definitions. The following definition under Section 13.1 is hereby amended and restated in its entirety as follows:

““Amortization Date” means November 1, 2023; provided however, that if Borrower shall have not achieved the Interest Only Extension Condition on or prior to July 31, 2023, then the “Amortization Date” shall mean August 1, 2023.”

““Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Pledge Agreement, the ACH Authorization, each guaranty, joinder agreement, general security deed, specific security deed, security agreement and pledge agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent (including, without limitation, any intellectual property security agreement in favor of Agent), in each case, that are related to this Agreement or the Term Loan Advances, all as amended, restated, or otherwise modified.”

(ii) New Definitions. The following definition is hereby added to Section 13.1 in its alphabetical order:

““First Amendment Date” means April 5, 2023.”

““Interest Only Extension Condition” means no default under the Loan Documents or Event of Default has occurred and is continuing and either (a) FDA has authorized BT-001 for marketing with a label claim related to glycemic control in patients with type 2 diabetes under the Borrower’s De Novo Classification Request for BT-001, subject to reasonable verification by

Agent, or (b) Agent receives evidence reasonably satisfactory to Agent that Borrower has received net cash proceeds from equity investments, business development transactions, royalty or synthetic royalty financings or other non-debt sources of financing in an aggregate amount not less than $12,000,000 between and including the First Amendment Date and July 31, 2023”

“IP Collateral Fall-Away Date” means the first date that (a) FDA has authorized BT-001 for marketing with a label claim related to glycemic control in patients with type 2 diabetes under the Borrower’s De Novo Classification Request for BT-001, subject to reasonable verification by Agent, and (b) Agent receives evidence reasonably satisfactory to Agent that Borrower has received, after and including the First Amendment Date, net cash proceeds (in the aggregate from all such investments and transactions) from any equity investments or Business Development Transactions, not less than $20,000,000.

““Business Development Transactions” means (i) any business development transaction, (ii) any royalty or synthetic royalty financing or (iii) any other non-debt source of financing”

(iii) Subsections (c) of Section 2.3 is hereby amended and restated in its entirety as follows:

“(c) Permitted Prepayment. At its option, Borrower may prepay all or a portion of the outstanding Term Loan Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: with respect to each Term Loan Advance, if such Term Loan Advance amounts are prepaid (i) prior to the date that is the first twelve (12) month anniversary following the Effective Date, 3.0%; (ii) during the period on or after the date that is the twelve (12) month anniversary of the Effective Date but prior to the date that is the twenty four (24) month anniversary of the Effective Date, 2%; (iii) during the period on or after the date that is the twenty four (24) month anniversary of the Effective Date but prior to the thirty six (36) month anniversary of the Effective Date, 1%; and (iv) thereafter, 0% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Term Loan Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Term Loan Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Without duplication, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and any applicable Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, the Prepayment Charge shall not apply (and be deemed automatically waived without any action of any Person) if (i) Agent or any of the Lenders (in any of their sole and absolute discretion) agree in writing to refinance the Term Loan Advances prior to the Term Loan Maturity Date, or (ii) Borrower prepays the outstanding Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) in full prior to December 31, 2023. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day (with interest accruing on the outstanding Term Loan Advances for each additional day).

(iv) Section 6.10 is hereby amended and restated in its entirety as follows:

“6.10 Protection of Intellectual Property Rights.

(a) Use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property with any material value; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. Together with the delivery of any Compliance Statement required to be delivered pursuant to Section 6.2(d), the Borrower shall provide a list of (a) any Patents, Trademarks, Copyrights or mask works, in each case, that are owned by such Borrower that are registered (or any application of the foregoing filed) by such Borrower with the United States of America Patent and Trademark Office or the United States of America Copyright Office during the period covered by the Compliance Statement and not previously disclosed in writing to the Agent.

(b) Solely prior to the IP Collateral Fall-Away Date, (1) if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing with the United States Patent and Trademark Office or the United States Copyright Office (each, an “IP Office”) as owner thereof, or (ii) applies for any Patent or the registration of any Trademark with any such IP Office, then Borrower shall provide written notice thereof to Agent contemporaneously with the delivery of the then-next Compliance Statement required to be delivered hereunder pursuant to Section 6.3(d), and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent in such property that is Collateral within five (5) Business Days of such request. If Borrower intends to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least 15 days prior written notice of Borrower’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) within 5 Business Days after the date of registration of the Copyrights or mask works described in (x), execute an intellectual property security agreement and such other documents and take such other actions as Agent may reasonably request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent in such Copyrights or mask works; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office; and (2) Borrower shall promptly provide to Agent copies of all applications that it files with an IP Office for Patents or for the registration of Trademarks, Copyrights or mask works, together with any evidence of the recording of the intellectual property security agreement required by the foregoing provisions of this clause (b) for Agent to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in such property that is Collateral.”

(v) Section 6.12 is hereby amended and restated in its entirety as follows:

“Intellectual Property Security Agreements. Borrower shall have delivered to Agent signature or signatures to the intellectual property security agreement(s) in favor of Agent in form and substance reasonably satisfactory to Agent on or prior to April 12, 2023 (or such later date agreed to by Agent in its sole discretion).”

(vi) Subsection (a) of Section 7.12 is hereby amended and restated in its entirety as follows:

“(a) Minimum Cash. On and after July 1, 2023, Borrower shall at all times maintain Qualified Cash in an amount equal to or greater than (i) the lesser of (x) Five Million Dollars ($5,000,000) and (y) the amount of the aggregate outstanding Term Loan Advances or (ii) the lesser of (x) Two Million Five Hundred Thousand Dollars ($2,500,000) and (y) the amount of the aggregate outstanding Term Loan Advances if (A) FDA has authorized BT-001 for marketing with a label claim related to glycemic control in patients with type 2 diabetes under the Borrower’s De Novo Classification Request for BT-001, subject to reasonable verification by Agent and (B) Agent receives evidence reasonably satisfactory to Agent that Borrower has received net cash proceeds from equity investments or Business Development Transactions in an aggregate amount not less than $12,000,000 between and including the First Amendment Date and July 31, 2023. Compliance with this Section 7.12(a) shall be waived so long as Borrower maintains a valuation of at least Two Hundred and Fifty Million Dollars ($250,000,000), determined based on Borrower’s public closing price per share (as quoted by Bloomberg L.P. or such other inter-dealer quotation system reasonably acceptable to Agent) multiplied by the fully diluted shares outstanding (i.e. “market capitalization”).”

(vii) A new Section 7.14 is hereby added which reads as follows:

“7.14. Business Development Transactions. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement or the other Loan Documents, all Business Development Transactions shall be permitted (including, without limitation, under the last sentence of Section 7.5) under this Agreement; provided, that, if such Business Development Transaction would, but for this Section 7.14, be expressly prohibited by this Agreement (a “Specified Business Development Transaction”, then, on and after the date on which the Borrower completes the first Specified Business Development Transaction, Borrower shall at all times maintain Qualified Cash in an amount not less than 125% of the then outstanding principal of all Term Loan Advances; provided that, this requirement shall not apply if the net cash proceeds from such Specified Business Development Transaction are applied to prepay the Obligations in full substantially simultaneously with the closing of such Specified Business Development Transaction.”

(viii) Subsection (a) of Section 8.2 is hereby amended and restated in its entirety as follows:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.5, 6.6, 6.7, 6.8, 6.12 or 6.14 or violates any covenant in Section 7; or”

(ix) A new Section 2.23 is hereby added which reads as follows:

“2.23. IP Collateral Releases.

(a) Upon Consummation of Business Development Transactions. Notwithstanding anything to the contrary (and without limiting any general provision hereunder), the Lenders hereby authorize the Agent to release (and the Agent agrees to so release) any Collateral consisting of Intellectual Property and proceeds of any of the foregoing or any other assets reasonably related thereto (collectively, “IP Collateral”) to the extent such IP Collateral is subject to any Business Development Transaction (to the extent permitted under Section 7.14) where such release is, in Borrower’s reasonable judgment, required in order to consummate such Business Development Transaction. Upon the reasonable request of Borrower, the Agent (on behalf of itself and the Lenders) agrees to take such actions, and execute, deliver and/or file such documents, as are necessary or appropriate to effectuate the foregoing.

(b) Upon IP Collateral Fall Away Date. Notwithstanding anything to the contrary (and without limiting any general provision hereunder), the Lenders hereby authorize the Agent to release (and the Agent agrees to so release) any IP Collateral upon the occurrence of the IP Collateral Fall Away Date; provided that, effectively upon such release, the released IP Collateral shall continue to be subject to negative pledge in favor of Agent on terms and conditions reasonably satisfactory to Agent. Upon the reasonable request of Borrower, the Agent (on behalf of itself and the Lenders) agrees to take such actions, and execute, deliver and/or file such documents, as are necessary or appropriate to effectuate the foregoing.”

(x) Exhibit A of the Loan and Security Agreement is hereby amended and restated in its entirety by Exhibit A attached to this Amendment.

(b) References Within Loan and Security Agreement. Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a) This Amendment. Agent shall have received this Amendment, executed by Agent, the Lenders and Borrower.

(b) Equity Investment. Agent shall have received evidence reasonably satisfactory to Agent that Borrower has received net cash proceeds from equity investments in an amount not less than $6,000,000 prior to, on, or around April 6, 2023 (or such later date agreed to by Agent).

(c) Representations and Warranties; No Default. On the Amendment Date, after giving effect to the amendment of the Loan and Security Agreement and the other transactions contemplated hereby:

(i) The representations and warranties contained in Section 5 (other than Section 5.6) shall be true and correct in all material respects (without giving effect to any duplication of materiality) on and as of the Amendment Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Agreement as to such representations and warranties; and

(ii) There exist no Events of Default on the Amendment Date.

SECTION 4 Representations and Warranties. To induce Agent and Lender to enter into this Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 (other than Section 5.6) of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) that there has not been and there does not exist a Material Adverse Effect. For the purposes of this Section 4, (i) each reference in Section 5 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment, and (ii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete in all material respects (without giving effect to any duplication of materiality) as of such earlier date).

SECTION 5 Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the creation and grant of security under Section 4 of the Loan and Security Agreement, and hereby reaffirms that such grant of security in the Collateral secures all Obligations under the Loan and Security Agreement and the other Loan Documents.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the Amendment Date specifying its objection thereto.

(c) Release. Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges Agent and Lenders and their respective officers, directors, employees, agents, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by Borrower, in each case, occurring prior to the Amendment Date on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Loan Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Agent’s and Lenders’ rights under the Loan Documents, or any other documents or agreements executed in connection therewith, (iv) the negotiation, review, preparation and documentation of this Amendment or any other documents or agreements executed in connection herewith, and/or (v) any action or inaction by Agent or Lender in connection with any such documents, instruments and agreements, in each case, other than due to gross negligence, bad faith or willful misconduct as determined by a non-appealable, final decision of a court of competent jurisdiction.

Borrower acknowledges having read and understood and hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows (and hereby waives the benefits of any similar law of the state that may be applicable):

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Borrower acknowledges that the foregoing provisions of this Section 5(c) are intended to be a general release with respect to the matters described therein. Borrower does hereby expressly acknowledge and agree that the waivers and releases contained in this Amendment shall not be construed as an admission of and/or the existence of any claims of Borrower against Agent or Lender. Borrower does hereby acknowledge and agree that the value to Borrower of this Amendment and of the covenants and agreements on the part of Lender contained in this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or liabilities waived or released by Borrower hereunder.

(d) No Reliance. Each Borrower hereby acknowledges and confirms to Agent and the Lender that such Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Costs and Expenses. Each Borrower agrees to pay to Agent on the Amendment Date the reasonable out-of-pocket costs and expenses of Agent and the Lenders party hereto, and the reasonable fees and disbursements of outside counsel (if any) to Agent and the Lenders party hereto, in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the Amendment Date or after such date.

(f) Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g) Governing Law. This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h) Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i) Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k) Loan Documents. This Amendment shall constitute a Loan Document.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

BETTER THERAPEUTICS, INC.

Signature:	/s/ Frank Karbe
Print Name:	Frank Karbe
Title:	Chief Executive Officer

[Signature Page to First Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title:	CFO

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title:	CFO

HERCULES PRIVATE GLOBAL VENTURE
GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser
Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: Authorized Signatory

HERCULES CAPITAL IV, L.P.
By: Hercules Technology SBIC
Management, LLC, its General Partner

By: Hercules Capital, Inc., its Manager

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title:	CFO

[Signature Page to First Amendment to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including, for the avoidance of doubt, Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. For the avoidance of doubt, the Collateral shall also include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).

Notwithstanding the foregoing, the Collateral does not include: (a) rights held under a lease or license that are not assignable by their terms without the consent of the lessor/licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (b) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent, (c) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (d) the Excluded Accounts, (e) more than 65% of the voting equity interests of any Excluded Subsidiary (provided, however, that immediately upon any change in the U.S. tax laws that would allow the pledge of a greater percentage of such voting equity interests without material adverse tax consequences to the Borrower, the Collateral shall automatically and without further action required by, and without notice to, any Person include such greater percentage of voting equity interests of such Subsidiary from that time forward), and (f) solely after the IP Collateral Fall-Away Date, any intellectual property or any licenses or sublicenses thereof.